Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328, 333-08270 and 333-184397) of Rio Tinto plc of our report dated June 23, 2014, relating to our audit of the financial statements of the Rio Tinto Alcan 401(k) Savings Plan for Former Employees, appearing in this annual report on Form 11-K of the Rio Tinto Alcan 401(k) Savings Plan for Former Employees as of and for the year ended December 31, 2013.

/s/ McGladrey LLP

McGladrey LLP
June 23, 2014